JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES
3RD QUARTER RESULTS

Mifflintown, PA — Francis J. Evanitsky, President & CEO of The Juniata Valley Bank and Juniata Valley Financial Corp. recently announced operating results of Juniata Valley Financial Corp. For the quarter ended September 30, 2005, earnings per share are $.24, an increase of 17.1% when compared to the previous quarter’s results. Net income in the third quarter is $1,091,000, 15.4% higher than the $945,000 reported in the second quarter. Mr Evanitsky stated “Although the net interest margin has declined slightly, we are pleased to report that noninterest income has increased and operating expenses have decreased through management’s efforts”.

Year-to-date through September 30, 2005, the Corporation reports net income of $3.397 million, compared to $4.246 million for the same period in 2004. Earnings per share for the first nine months of 2005 are $.74, compared to the previous year’s $.93. The decrease in net income from last year is due primarily to costs associated with the initial compliance with Section 404 of the Sarbanes Oxley Act. “Absorbing these necessary expenses has made this a difficult year, but we believe that we are now positioned to move forward and achieve higher, more traditional levels of profitability”, Mr. Evanitsky said. The Corporation has increased net loans outstanding to $295.7 million since December 31, 2004, an increase of $16.0 million. Additionally, total deposits grew by $13.4 million, or 4.0% and total assets increased by 3.9% to $412.5 million in the same time period.

All earnings per share ratios have been stated to reflect the effect of a 2 for 1 stock split which became effective on October 31, 2005.

The Juniata Valley Bank was chartered in 1867 and has 11 offices serving Juniata, Mifflin, Perry and Huntingdon counties. More information regarding The Juniata Valley Bank can be found online at www.jvbonline.com.